                                 SCHEDULE 14A
                                (RULE 14A-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          Brigham Exploration Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           BRIGHAM EXPLORATION COMPANY

                            6300 BRIDGE POINT PARKWAY
                             BUILDING TWO, SUITE 500
                               AUSTIN, TEXAS 78730

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 13, 1999

To the Stockholders of
BRIGHAM EXPLORATION COMPANY:

         Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation (the "Company"), will be held on Thursday, May 13, 1999, at 1:00 p.m., local time, at River Place Country Club, 4207 River Place Blvd., Austin, Texas, for the following purposes:

         1. To elect seven directors to serve until the Annual Meeting of Stockholders in 2000;

         2. To approve the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 1999; and

         3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on March 31, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

         You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            DAVID T. BRIGHAM
                                            Secretary


April 14, 1999
Austin, Texas

                           BRIGHAM EXPLORATION COMPANY
                            6300 BRIDGE POINT PARKWAY
                             BUILDING TWO, SUITE 500
                               AUSTIN, TEXAS 78730

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999

                             SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

       This proxy statement is furnished to holders of Brigham Exploration Company ("Brigham" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of Brigham to be held on Thursday, May 13, 1999, at 1:00 p.m., local time, at River Place Country Club, 4207 River Place Blvd., Austin, Texas, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

       Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 1999, and
(iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

       Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the Annual Meeting of Stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the Annual Meeting will not by itself revoke a proxy.

       The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 14, 1999.

       The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Brigham will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

SHARES OUTSTANDING AND VOTING RIGHTS

       The close of business on March 31, 1999 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 14,309,071 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of March 31, 1999, and (ii) the shares of Common Stock beneficially owned, as of March 31, 1999, by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and executive officers of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                          COMMON STOCK
                                                                     BENEFICIALLY OWNED (1)
                                                                 ------------------------------
                                                                    NUMBER          PERCENT
             NAME AND ADDRESS OF BENEFICIAL OWNER                 OF SHARES         OF CLASS
--------------------------------------------------------------   ------------    --------------
Ben M. Brigham (2)............................................      3,710,292            24.01%
     6300 Bridge Point Parkway, Bldg. 2, Suite 500
     Austin, Texas  78730
Anne L. Brigham (2)...........................................      3,710,292            24.01%
     6300 Bridge Point Parkway, Bldg. 2, Suite 500
     Austin, Texas  78730
General Atlantic Partners, L.L.C. (3).........................      2,807,143            18.16%
     Three Pickwick Plaza
     Greenwich, Connecticut  06830
Enron Capital & Trade Resources Corp. (4).....................      2,052,632            13.28%
     1400 Smith Street
     Houston, Texas 77002
Joint Energy Development Investments II Limited Partners (4)..      1,539,474            10.22%
     1400 Smith Street
     Houston, Texas 77002
Resource Investors Management Company (5).....................      1,754,464            11.35%
     600 Travis Street, Suite 6875
     Houston, Texas  77002
Veritas DGC Land, Inc.........................................      1,002,865             6.49%
     3701 Kirby Drive, Suite 112
     Houston, Texas  77098-3982
R. Chaney & Co., Inc. (6).....................................        795,000             5.14%
     909 Fannin, Suite 1275
     Two Houston Center
     Houston, Texas  77010
Craig M. Fleming (7)..........................................         65,477                 *
Jon L. Glass (8)..............................................        129,465                 *
David T. Brigham (9)..........................................         67,477                 *
A. Lance Langford (10)........................................         18,365                 *
Karen E. Lynch................................................            625                 *
Harold D. Carter (11).........................................        341,993             2.21%
W. Craig Childers (12)........................................             --                --
Alexis M. Cranberg (13).......................................            100                 *
Stephen P. Reynolds (14)......................................            100                 *
All directors and executive officers as a group
(11 persons) (7)(8)(9)                                              4,333,894            28.04%

--------------------------
* Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.

(2) Includes 1,821,014 shares owned by Ben M. Brigham and 1,821,010 shares owned by Anne L. Brigham, who are husband and wife; 27,022 shares owned by Ben M. Brigham and Anne L. Brigham as Trustees under Brigham Parental Trust I; 28,246 shares owned by Ben M. Brigham and Anne L. Brigham as Trustees under Brigham Parental Trust II; and 13,000 shares held by David
      T. Brigham, as custodian for each of Mr. and Mrs. Brigham's four children under the Texas Uniform Transfers to Minors Act.

(3) Includes 2,679,418 shares held by General Atlantic Partners III, L.P. ("GAP III"); and 127,725 shares held by GAP-Brigham Partners, L.P. ("GAP-Brigham"). Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham and is President of GAP III Investors, Inc., the general partner of GAP III.

(4) Enron Capital & Trade Resources, Inc. ("Enron Capital") may be deemed beneficially to own 2,052,632 shares as a result of the holdings of ECT Merchant Investments Corp. ("ECT Investments") and Joint Energy Development Investments II Limited Partners ("JEDI II"). ECT Investments holds 263,158 shares and warrants to purchase 250,000 shares, and JEDI II holds 789,474 shares and warrants to purchase 750,000 shares. ECT Investments is a wholly owned subsidiary of Enron Capital. Because a subsidiary of Enron Capital is the general partner of Enron Capital Management II Limited Partnership, which is in turn the general partner of JEDI II, Enron Capital may be deemed to be the beneficial owner of the shares owned by JEDI II, although Enron Capital disclaims beneficial ownership of these shares. Enron Capital is a wholly owned subsidiary of Enron Corp. ("Enron"); Enron disclaims beneficial ownership of any shares beneficially owned by either Enron Capital or JEDI II.

(5) Includes 612,308 shares held by RIMCO Partners, L.P. II, 307,031 shares held by RIMCO Partners, L.P. III and 835,125 shares held by RIMCO Partners, L.P. IV (collectively, the "RIMCO Partnerships"). Resource Investors Management Company ("RIMCO") is the general partner of each of the RIMCO Partnerships. The general partner of RIMCO is RIMCO Associates, Inc.

(6) Includes 610,000 shares held by R. Chaney & Partners III L.P. ("Fund III") and 185,000 shares held by R. Chaney & Partners IV L.P. ("Fund IV"). R. Chaney & Partners, Inc. ("Partners") is the sole general partner of Fund III, and R. Chaney Investments, Inc. ("Investments") is the sole general partner of Fund IV. Mr. Robert H. Chaney is the sole shareholder of Partners and Investments.

(7) Includes 44,643 shares of restricted stock, which vest as follows: 30% in July 1997, 30% in July 1998 and 40% in July 1999; and 20,834 shares of Common Stock issuable upon exercise of certain stock options that vested July 1, 1998.

(8) Includes 66,964 shares of restricted stock, which vest as follows: 16.67% in February 1997, 28.33% in July 1997, 28.33% in July 1998 and 26.67% in
      July 1999; and 20,834 and 41,667 shares of Common Stock issuable upon exercise of certain stock options that vested July 1, 1998 and February 1, 1999, respectively.

(9) Includes 44,643 shares of restricted stock, which vest as follows: 30% in July 1997, 30% in July 1998 and 40% in July 1999, and 2,000 shares gifted by Ben M. Brigham and Anne L. Brigham; and 20,834 shares of Common Stock issuable upon exercise of certain stock options that vested July 1, 1998.

(10) Includes 17,365 shares of Common Stock issuable upon exercise of certain stock options that vested July 1, 1998.

(11) Includes 100 shares of Common Stock issuable upon exercise of certain stock options that vested December 31, 1998.

(12)  Mr. Childers is a Managing Director of Enron Capital.

(13) Includes 100 shares of Common Stock issuable upon exercise of certain stock options that vested December 31, 1998.

(14) Includes 100 shares of Common Stock issuable upon exercise of certain stock options that vested December 31, 1998. Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham and is President of GAP III Investors, Inc., the general partner of GAP III. As such, Mr. Reynolds may be deemed to share voting and investment power with respect to the 2,679,418 shares held by GAP III and the 127,725 shares held by GAP-Brigham. Mr. Reynolds disclaims beneficial ownership of shares owned by GAP III and GAP-Brigham except to the extent of his pecuniary interest therein.

                                   PROPOSAL 1.
                              ELECTION OF DIRECTORS

         The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies.

         The Company's Board of Directors formed standing audit and compensation committees on February 26, 1997. Members of the Audit Committee and the Compensation Committee are currently Harold D. Carter, Alexis M. Cranberg and Stephen P. Reynolds. Gary J. Milavec was a member of the Audit Committee and the Compensation Committee from January 1, 1998 until September 1, 1998, the effective date of Mr. Milavec's resignation from the Company's Board of Directors. W. Craig Childers was appointed to fill the vacancy created on the Board of Directors by Mr. Milavec's resignation, and Mr. Reynolds was appointed to fill the vacancy created on the Audit Committee and the Compensation Committee by the resignation. The Audit Committee's primary responsibilities are to (i) recommend the Company's independent auditors to the Board of Directors,
(ii) review with the Company's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review the Company's financial statements and (iv) take such other action as it deems appropriate as to the accuracy and completeness of financial records of the Company and financial information gathering, reporting policies and procedures of the Company. The Compensation Committee exercises the power of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of the Company's stock option programs.

         In 1998, the Board of Directors held six meetings, the Audit Committee held one meeting and the Compensation Committee held three meetings. No director attended fewer than 75% of the meetings of the Board of Directors held during the period for which he or she was a director or meetings held by committees of the Board of Directors on which he or she served held during the period for which he or she was a member of such committee.

         All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The seven nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.

         The seven nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of April 14, 1999, position with the Company, business experience during the past five years and directorships of publicly held companies.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

         Ben M."Bud" Brigham, age 39, has served as Chief Executive Officer, President and Chairman of the Board of the Company since founding the Company in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas. Mr. Brigham is the husband of Anne L. Brigham, Director, and the brother of David T. Brigham, Vice President--Land and Administration and Corporate Secretary.

         Anne L. Brigham, age 37, has served as a Director of the Company since its inception in 1990. Ms. Brigham served as Executive Vice President of the Company from 1990 to March 1999, and served as Corporate Secretary of the Company from 1990 to February 1998. Before joining the Company full-time in 1991, Ms. Brigham practiced law in the oil and gas and real estate sections of Thompson & Knight, P.C. Ms. Brigham worked as a geologist for Hunt Petroleum Corporation, an independent oil and gas exploration and production company, for over two years before attending law school. Ms. Brigham holds a B.S. in Geology from the University of Texas and a J.D. from Southern Methodist University. Ms. Brigham is the wife of Ben M. Brigham, Chairman, Chief Executive Officer and President, and the sister-in-law of David T. Brigham, Vice President--Land and Administration and Corporate Secretary.

         Jon L. Glass, age 43, joined the Company in 1992 and has served as Vice President - Exploration since 1994 and a Director of the Company since 1995. From 1984 to 1992, Mr. Glass served in various capacities with Santa Fe Minerals, an oil and gas exploration company, in a variety of staff and managerial positions mainly focused on Santa Fe Minerals' exploration activities in the midcontinent and Gulf of Mexico (onshore and offshore). During this time, Mr. Glass also assisted in the development of exploration and acquisition opportunities for Santa Fe Minerals in Canada and South America. Mr. Glass' early geological experience includes three years with Mid-America Pipeline Company and two years with Texaco USA, serving mainly as a midcontinent exploration geologist. Mr. Glass holds a B.S. and an M.S. in Geology from Oklahoma State University and an M.B.A. from the University of Tulsa.

         Harold D. Carter, age 60, has served as a Director of and consultant to the Company since 1992. Mr. Carter has more than 30 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Endowment Advisors, Inc. with respect to its EEP Partnerships and Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Abraxas Petroleum Corporation, a publicly traded oil and gas company, and Energy Partners, Ltd., a private company. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

         Alexis M. Cranberg, age 43, has served as a Director of the Company since 1992. Mr. Cranberg is President of Aspect Management, Inc. and Aspect Resources, LLC, each a private oil and gas exploration and investment company. In addition, Mr. Cranberg is a director for Esenjay Exploration, Inc., a publicly traded oil and gas company, and Westport Oil & Gas, a private oil and gas company. Mr. Cranberg is a past director of General Atlantic Resources, Inc. and United Meridian Corporation. He holds a B.S. in Petroleum Engineering from the University of Texas and an M.B.A. from Stanford University.

         Stephen P. Reynolds, age 47, has served as a Director of the Company since 1996. Mr. Reynolds is a special advisor to General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC or its predecessor entities since April 1980. Mr. Reynolds is also President of GAP III Investors, Inc., the general partner of General Atlantic Partners III, L.P., and is a general partner and limited partner of GAP-Brigham Partners, L.P. Mr. Reynolds is on the board of directors of Solo Serve Corporation, a publicly traded off-price soft goods retail company, Computer Learning Centers, Inc., a publicly traded company providing technology related training, SS&C Technologies, Inc., a publicly traded software and programming company, and MAPICS, Inc., a publicly traded software and programming company. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters degree in Accounting from New York University.

         W. Craig Childers, 50, has served as a Director of the Company since September 1998. Mr. Childers has served as a Managing Director of Enron Capital & Trade Resources Corp. since January 1998 and served as Vice President of the same company from May 1994 through January 1998. In addition, he is a director of Sheridan Energy Inc., a publicly traded independent domestic energy company. Mr. Childers was appointed to the Board of Directors and has been selected as a nominee pursuant to an agreement with affiliates of Enron. See "Certain Transactions."

COMPENSATION OF DIRECTORS

         Fees and Expenses; Other Arrangements. Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Directors who are not employees of the Company receive $5,000 per year and $500 per meeting for their services as directors. In addition, the Company reimburses Directors for the expenses incurred in connection with attending meetings of the Board of Directors and its committees.

         Pursuant to a consulting agreement with Harold D. Carter that expired December 31, 1998, the Company paid Mr. Carter $7,200 per month and reimbursed his out-of-pocket expenses for him to spend approximately 50% of his working time performing such consulting and advisory services regarding the operations of the Company as the Company requested. In addition, pursuant to the terms of Mr. Carter's consulting agreement, the Company paid Associated Energy Managers, Inc. $1,000 per month in 1998 to offset a portion of Mr. Carter's office overhead expenses and provide the Company with limited use of part of Mr. Carter's office space for purposes of conducting business while employees of the Company are in Dallas, Texas. The Company is continuing to utilize Mr. Carter's consulting services and is currently paying Mr. Carter $4,000 per month for such consulting services, as well as paying Associated Energy Managers, Inc. $1,000 per month for office space overhead and use.

         Director Stock Options. Pursuant to the Company's 1997 Director Stock Option Plan, each newly elected nonemployee director shall be granted an option to purchase 1,000 shares of Common Stock and each nonemployee director will receive an option to purchase 500 shares of Common Stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate ten years from the grant date, unless terminated sooner. 25,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the plan. Options to purchase 3,000 shares of Common Stock were granted in 1998 to the Company's four nonemployee directors pursuant to the 1997 Directors Stock Option Plan.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers and more than 10% beneficial owners were met.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation

       The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the other executive officers of the Company who earned in excess of $100,000 in 1998 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                     ANNUAL COMPENSATION                   COMPENSATION
                                               ----------------------------------    -------------------------
                                                                                                     SHARES       ALL OTHER
                 NAME AND                                                            RESTRICTED     UNDERLYING      COMPEN-
            PRINCIPAL POSITION                 YEAR      SALARY($)    BONUS($)(1)    STOCK AWARDS     OPTIONS     SATION($)(2)
-------------------------------------------    ----      ---------    -----------    ------------   -----------   ------------
Ben M. Brigham.............................    1998        277,062       160,750               --        --             6,451
    Chief Executive Officer, President and     1997        258,725        30,600               --        --             6,236
    Chairman of the Board                      1996        144,000        15,000               --        --             4,817

Jon L. Glass...............................    1998        160,000        64,003               --    10,000 (3)            --
    Vice President - Exploration               1997        127,301        43,268           66,964   208,334                --
                                               1996        109,782         9,225               --        --                --

Craig M. Fleming...........................    1998        139,750        46,080               --    45,000 (3)            --
    Chief Financial Officer                    1997        122,272        44,971           44,643    69,445                --
                                               1996        102,919         8,063               --        --                --

David T. Brigham...........................    1998        124,917        36,294               --    45,000 (3)            --
    Vice President - Land and Administration,  1997        108,895        32,712           44,643    69,445                --
    Corporate Secretary                        1996         94,874        10,505               --        --                --

A. Lance Langford .........................    1998        121,000        32,811               --    65,000 (4)            --
    Vice President - Operations                1997        110,044        40,537               --    52,085                --
                                               1996         94,090         7,261               --        --                --

Karen E. Lynch(5)..........................    1998        120,134        41,824               --    50,000 (6)            --
    Vice President and General Counsel         1997         24,130         9,500               --    50,000 (6)            --

-----------------
(1) Includes the following moving allowances granted to employees in connection with the Company's relocation of its corporate headquarters from Dallas, Texas, to Austin, Texas: in 1997, Ben M. Brigham - $30,600; Jon L. Glass - $12,076; Craig M. Fleming - $23,654; David T.
         Brigham - $17,529; A. Lance Langford - $20,949; and Karen E. Lynch - $7,500; in 1998, Jon L. Glass - $25,750; and Karen E. Lynch - $6,750.

(2) Consists of premiums paid by the Company under life and disability insurance plans of $2,647 and $3,804, respectively in 1998, $2,612 and $3,624, respectively, in 1997, and $1,404 and $3,413, respectively, in 1996.

(3) Includes 5,000 shares underlying options that were issued in January 1998 and were canceled and reissued in December 1998. See "Option Repricing."

(4) Includes 25,000 shares underlying options that were issued in January 1998 and were canceled and reissued in December 1998. See "Option Repricing."

(5) Ms. Lynch joined the Company as General Counsel in October 1997 and has served as Vice President and General Counsel since February 1998.

(6) Represents 50,000 shares underlying options that were issued in October 1997 and were canceled and reissued in January 1998 and in December 1998. See "Option Repricing."

         Option Grants

         The following table contains information about stock option grants to the named executive officers in 1998:



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZED VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF
                                                                                     STOCK PRICE APPRECIATION
                                              Individual Grants                         FOR OPTION TERM (1)
                          -------------------------------------------------------   ---------------------------
                           Number of      % of Total
                           Securities       Options
                           Underlying     Granted to     Exercise or
                            Options      Employees in    Base Price    Expiration
          NAME            Granted (#)    Fiscal Year(2)    ($/Sh)         Date             5% ($)      10% ($)
------------------------- ------------   -------------   -----------   ----------          ------      -------
Ben M. Brigham ..........     --              --            --               --               --           --
Jon L. Glass ............   5,000(3)          0.9%         6.31         12/14/05            7,061       21,813
                            5,000             0.9%         6.31         12/14/05            7,061       21,813
Craig M. Fleming ........   5,000(3)          0.9%         6.31         12/14/05            7,061       21,813
                           40,000             7.1%         6.31         12/14/05           56,492      174,506
David T. Brigham ........   5,000(3)          0.9%         6.31         12/14/05            7,061       21,813
                           40,000             7.1%         6.31         12/14/05           56,492      174,506
A. Lance Langford .......  25,000(3)          4.4%         6.31         12/14/05           35,307      109,066
                           40,000             7.1%         6.31         12/14/05           56,492      174,506
Karen E. Lynch ..........  50,000(3)          8.9%         6.31         12/14/05           70,614      218,132


-------------------------

(1) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date such options had been granted, through the expiration date. For the option term ending December 14, 2005, based on the closing price on the Nasdaq Stock Market(sm) of the Common Stock of $5.50 on December 31, 1998, a share of the Common Stock would have a value on December 14, 2005 of approximately $7.72 at an assumed appreciation rate of 5% and approximately $10.67 at an assumed appreciation rate of 10%.

(2) Does not include shares underlying options issued as replacement options upon the cancellation of options previously granted in January 1998. See "Option Repricing."

(3) These options were issued in January 1998 with an exercise price of $12.875 per share and an expiration date of January 12, 2005, and were canceled and reissued in December 1998 with an exercise price of $6.31 per share and an expiration date of December 14, 2005. See "Option Repricing."

         Option Exercises and Year-End Option Values

         The following table provides information about the number of shares issued upon option exercises by the named executive officers during 1998, and the corresponding value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 1998.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED IN-THE-MONEY
                               SHARES                               OPTIONS AT FY-END (#)                OPTIONS AT FY-END ($)
                             ACQUIRED ON         VALUE         ------------------------------      ---------------------------------
          NAME              EXERCISE (#)     REALIZED ($)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
-------------------------   ------------     ------------      -----------      -------------      -----------         -------------
BEN M. BRIGHAM...........        --               --               --                --                 --                    --
JON L. GLASS.............        --               --             20,834           197,500            10,417                93,750
CRAIG M. FLEMING.........        --               --             20,834            93,611            10,417                24,306
DAVID T. BRIGHAM.........        --               --             20,834            93,611            10,417                24,306
A. LANCE LANGFORD........        --               --             17,365            99,720             8,683                17,360
KAREN E. LYNCH...........        --               --               --              50,000               --                    --


OPTION REPRICING

         The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

         Largely because of declining commodity prices and related conditions, which have occurred independent of management decisions, the market price of Brigham Exploration Company Common Stock has declined with the market prices of shares of other independent exploration and production companies. The Compensation Committee grants stock options with the goals of ensuring that the interests of management remain closely aligned with those of the Company's stockholders and creating incentive for executive officers to remain with the Company for the long term. In order to further such goals, the Compensation Committee felt it necessary to adjust the exercise price on previously granted options so that the new exercise price would more closely approximate the market price, and therefore, provide greater incentive for the executive officers and employees. Consequently, on December 14, 1998, the Compensation Committee authorized the exchange of all outstanding options granted to executive officers and employees in January 1998 with an exercise price of $12.875 per share for options with an exercise price of $6.31 per share. The following table sets forth certain information concerning option repricing activity for repriced options held by any executive officer since May 9, 1997, the date of the Company's initial public offering.


                         TEN-YEAR OPTION/SAR REPRICINGS


                                                                MARKET PRICE      EXERCISE                       LENGTH OF ORIGINAL
                                                                OF STOCK AT       PRICE AT                           OPTION TERM
                                               NUMBER OF          TIME OF         TIME OF                             REMAINING
                                              OPTIONS/SARS      REPRICING OR    REPRICING OR        NEW              AT DATE OF
                                              REPRICED OR        AMENDMENT       AMENDMENT        EXERCISE          REPRICING OR
             NAME                    DATE     AMENDED (#)           ($)              ($)          PRICE ($)           AMENDMENT
-------------------------------    --------   ------------      ------------     -----------      ---------      ------------------
Jon L. Glass...................    12/14/98      5,000              6.31           12.875          6.31            6 years, 1 month
Craig M. Fleming...............    12/14/98      5,000              6.31           12.875          6.31            6 years, 1 month
David T. Brigham...............    12/14/98      5,000              6.31           12.875          6.31            6 years, 1 month
A. Lance Langford..............    12/14/98     25,000              6.31           12.875          6.31            6 years, 1 month
Karen E. Lynch.................     1/14/98     50,000             12.875          14.875         12.875           6 years, 2 months
                                   12/14/98     50,000              6.31           12.875          6.31            6 years, 1 month

BOARD REPORT ON EXECUTIVE COMPENSATION POLICY

         The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

         Cash Compensation. In determining its recommendations for adjustments to officers' base salaries (excluding the Chief Executive Officer), the Company focuses primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the twelve months immediately preceding his or her hire date, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development. The Compensation Committee determined officers' salary adjustments and cash bonuses in October 1998 based upon the information available with respect to the performance of the officers and the Company for the preceding twelve months. In March 1999, with the expectation for continuing difficult industry conditions, the Company announced a 10% salary reduction for all employees, including officers, except that the Chief Executive Officer has elected to take a 15% salary reduction. The salary reductions are to be effective as of May 1, 1999. In addition, in March 1999 the Company announced that, until further notice, there will be no cash bonuses paid to employees, including officers, in 1999.

         Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term. See "Option Repricing" for certain information regarding stock option repricings in 1998.

         Chief Executive Officer Compensation. The factors and criteria upon which the salary of Ben M. Brigham, the Chief Executive Officer, is based are similar to the criteria used in evaluating salary adjustments for the other executive officers of the Company, except that the Chief Executive Officer's performance is evaluated for the prior fiscal year as opposed to the twelve months immediately preceding his hire date. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Compensation Committee reviewed compensation levels of chief executive officers at comparable companies in the Company's industry. During 1998, the Chief Executive Officer's salary was adjusted by the Compensation Committee based upon the information available as to his efforts and the results achieved by the Company during fiscal year 1997. With the expectation of continuing difficult industry conditions, in March 1999 the Chief Executive Officer elected to take a 15% salary reduction, to be effective as of May 1, 1999.

         In determining the amount of annual cash bonus compensation to be paid to the Chief Executive Officer, the Compensation Committee also reviews the performance of the Chief Executive Officer and the Company for the prior fiscal year. For such purposes, the Compensation Committee utilizes a four part formula which the Committee believes provides a quantitative and qualitative framework to measure the performance of the Chief Executive Officer and the Company. This formula generally consists of the following components: (i) the attainment by the Company of certain threshold multiples of reserve value additions for drilling levels during the fiscal year; (ii) in the event that certain threshold coverage ratios in (i) are met, the attainment of budgeted drilling levels by the Company for the fiscal year; (iii) the number of potential future drilling locations added to the Company's inventory during the fiscal year; and (iv) a discretionary component to reward other performance factors that are not easily quantifiable. In May 1998 a cash bonus was paid to the Chief Executive Officer based upon such criteria. In March 1999 the Chief Executive Officer also elected to waive any cash bonus compensation in 1999.


                                                     Harold D. Carter
                                                     Alexis M. Cranberg
                                                     Stephen P. Reynolds


SECTION 162(m) OF THE INTERNAL REVENUE CODE.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. All options granted under the Company's existing plans will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT AGREEMENTS

      The Company employs Ben M. Brigham under an employment agreement (the "Employment Agreement") as Chief Executive Officer and President of the Company for a five year term that began in February 1997. The Employment Agreement contains rollover provisions so that at all times the term of the Employment Agreement shall be not less than three years. The agreement provides for an annual salary of $275,000, which the Board of Directors may further increase from time to time. Mr. Brigham is also entitled to an annual cash bonus, not to exceed 75% of his then current salary, determined based on criteria established by the Board of Directors. Under the Employment Agreement, Mr. Brigham is entitled to participate in any employee benefit programs that the Company provides to its executive officers. The only employee benefit programs that the Company offers to its officers and employees are group insurance coverage and participation in the Company's 401(k) Retirement Plan, the 1997 Incentive Plan and the Incentive Bonus Plan. If Mr. Brigham terminates his employment for good reason, which includes a material reduction of Mr. Brigham's position without cause or his written consent, breach of a material provision of the Employment Agreement or improper notice of termination, or if the Company terminates Mr. Brigham without cause, the Company must pay Mr. Brigham a sum equal to the amount of his annual base salary that he would have received during the remainder of his employment term plus the average of his annual bonuses received in the preceding two years times the number of years in the remainder of his employment term. Mr. Brigham's agreement also contains a three-year non-compete and confidentiality clause with standard terms.

      Each of the other named executive officers of the Company, except A. Lance Langford and Karen E. Lynch, is a party to a confidentiality and noncompete agreement contained in agreements relating to the officers' restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Members of the Compensation Committee are currently Harold D. Carter, Alexis M. Cranberg and Stephen P. Reynolds. Gary J. Milavec was a member of the Audit Committee and the Compensation Committee from January 1, 1998 until September 1, 1998, the effective date of Mr. Milavec's resignation from the Company's Board of Directors. Mr. Reynolds filled the vacancy created on the Compensation Committee by the resignation of Mr. Milavec. All determinations concerning executive compensation for the last fiscal year for the Company's executive officers were made by the Compensation Committee. The Compensation Committee members abstained from participation in compensation determinations concerning their own compensation. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company. See "Certain Transactions" below for certain information regarding relationships between the Company and entities with whom Mr. Milavec or Mr. Cranberg are affiliated.

CERTAIN TRANSACTIONS

      In connection with land work necessary for certain of the Company's 3-D seismic exploration operations, the Company engages Brigham Land Management ("BLM"), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is the Company's Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a Vice President of the Company. BLM specializes in conducting the necessary field land work relating to 3-D seismic exploration. BLM has regional expertise in the Anadarko Basin, the Texas Panhandle and West Texas. BLM performs these services for the Company using BLM's employees and independent contractors. In 1998 the Company paid BLM approximately $851,000. Other participants in the Company's 3-D seismic projects reimbursed the Company for a portion of these amounts. Based on its experience with other firms in the area, the Company believes that BLM's charges are at or below those of other firms. In connection with the Company's planned reduction of its capital expenditure budget for 1999, the Company does not currently intend to assemble new 3-D seismic projects in 1999, and therefore expects that the amounts paid to BLM in 1999 will be significantly lower than in prior years.

      In 1994, the Company, through its subsidiary Quest Resources, L.L.C., formed Venture Acquisitions, L.P. ("Venture") with affiliates of RIMCO, a holder of in excess of 5% of the Common Stock, to provide the Company with the capital to acquire interests in certain potential drilling locations, producing properties and 3-D seismic projects. The RIMCO affiliates have contributed $6.8 million to Venture, and the Company has contributed $375,348. Until the first payout under the Venture limited partnership agreement, the Company's share of all capital costs is 5%, and the Company's share of revenues and related production expenses and costs is 10%. Between the first and second payout levels, the Company's share of capital costs and revenues and related production expenses and costs is 25% and thereafter increases to 50%. Venture acquired from the Company an interest in (i) a 3-D project for approximately $75,000 in 1995, and (ii) two 3-D delineated potential drilling locations and 3-D seismic data for approximately $83,000 in 1996. The Company billed Venture approximately $17,768 in 1998 for its proportionate share of exploration and overhead costs. Because RIMCO was not an affiliate of the Company when the Venture partnership was formed, the Company believes that the terms of the Venture partnership are no less favorable than could be obtained from an unaffiliated third party. Gary
J. Milavec, a former director of the Company and a former member of the Company's Compensation Committee, is employed by RIMCO.

      In November 1994, the Company, certain RIMCO affiliates and other unrelated industry participants entered into a geophysical exploration agreement creating an area of mutual interest in its Esperson Dome Project in Liberty and Harris counties, Texas. The Company financed its participation in this project by assigning its interest, and obligation to bear costs, to Vaquero Gas Company, Inc. ("Vaquero"), a RIMCO affiliate, subject to a 5% net profits overriding royalty interest and the right to receive up to 50% of Vaquero's interest on the occurrence of certain payouts. The Company also retained responsibility for managing the 3-D seismic data acquisition and interpretation of the data after it had been acquired. During 1998, the Company received approximately $23,000 from the RIMCO affiliates, including Vaquero, for workstation time and geoscientists' time in interpreting the 3-D seismic data that were acquired. Because RIMCO was not an affiliate of the Company when the project was initiated and the interest to Vaquero was transferred, the Company believes that the terms of the arrangement are no less favorable than could be obtained from an unaffiliated third party.

      In 1998, the Company distributed to RIMCO $25,934 for RIMCO's overriding royalty interest in certain natural gas and oil properties.

      In August 1998, the Company issued $50 million of debt and equity securities to two affiliates of Enron, Enron Capital and JEDI II, pursuant to a securities purchase agreement (the "Purchase Agreement") among the Company, Enron Capital and JEDI II. Securities issued by the Company in connection with this financing transaction included: (i) $40 million of Senior Subordinated Secured Notes due 2003 (the "Subordinated Notes"), (ii) warrants to purchase 1,000,000 shares of the Company's Common Stock at a price of $10.45 per share (the "Warrants") and (iii) 1,052,632 shares of the Company's Common Stock at a price of $9.50 per share. In 1998, the Company paid Enron affiliates $1.2 million in interest payments on the Subordinated Notes. In connection with the closing of the Purchase Agreement, the Company paid an aggregate of $2.1 million in fees to JEDI II and ECT Securities Corp., an Enron affiliate. The Company also entered into a registration rights agreement with Enron Capital and JEDI II, granting them certain demand registration rights for two registrations with respect to the shares of the Company's Common Stock (including shares issuable upon the exercise of the Warrants) and the Warrants, as well as certain "piggyback" registration rights. The Purchase Agreement also granted Enron Capital or its designated affiliate certain rights to designate one member of the Company's Board of Directors for so long as Enron Capital and/or JEDI II own 5% or more of the Company's outstanding Common Stock. According to an amendment dated January 12, 1999 to a Schedule 13D of the applicable Enron entities, Enron Capital contributed its shares of Common Stock of the Company, its Warrants and its rights under the Purchase Agreement and the registration rights agreement to ECT Investments on December 31, 1998. In March 1999, the Company and the trustee under the indenture governing the Subordinated Notes entered into an amendment to the indenture. This amendment provides the Company with the option to pay interest due on the Subordinated Notes in kind, for any reason, through the second quarter of 2000. In addition, certain financial and other covenants were amended. The Warrants were also amended to provide for a reduction in the exercise price per share of the Warrants from $10.45 per share to $3.50 per share. W. Craig Childers, a director of the Company who was appointed to the Board of Directors pursuant to the Purchase Agreement, is a Managing Director of Enron Capital.

      On March 30, 1999, the Company entered into an agreement (the "Exchange Agreement") with Veritas DGC Land, Inc. ("Veritas") to exchange 1,002,865 shares of newly issued Common Stock of the Company valued at $3.50 per share for approximately $3.5 million of payment obligations due to Veritas in 1999 for certain seismic acquisition and processing services previously performed. In addition, the Exchange Agreement provides for the payment by the Company of up to $1 million in future seismic processing services to be performed by Veritas in newly issued shares of the Company's Common Stock valued at $3.50 per share, in the event that the Company does not elect to pay for such services in cash. In connection with the Exchange Agreement, the Company also entered into a registration rights agreement with Veritas requiring registration for the shares of the Company's Common Stock issued (whether now or in the future) pursuant to the Exchange Agreement, as well as providing certain "piggyback" registration rights. Pursuant to certain agreements with Veritas, in 1998 the Company paid Veritas an aggregate of $14.9 million for seismic acquisition and processing services. Because Veritas was not an affiliate of the Company when services were provided in 1998, the Company believes that the terms of the service arrangements were no less favorable than could be obtained from an unaffiliated third party.

      Pursuant to a consulting agreement with Harold D. Carter that expired December 31, 1998, the Company paid Mr. Carter $7,200 per month to spend approximately 50% of his working time performing such consulting and advisory services regarding the operations of the Company as the Company requested. Pursuant to this agreement, Mr. Carter received $86,400 in 1998. Additional disbursements totaling approximately $6,389 were made by the Company to Mr. Carter during 1998 for the reimbursement of certain expenses. In addition, pursuant to the terms of Mr. Carter's consulting agreement, the Company paid Associated Energy Managers, Inc. $1,000 per month in 1998 to offset a portion of Mr. Carter's office overhead expenses and provide the Company with limited use of part of Mr. Carter's office space for purposes of conducting business while employees of the Company are in Dallas, Texas. The Company is continuing to utilize Mr. Carter's consulting services and currently paying Mr. Carter $4,000 per month for such consulting services, as well as paying Associated Energy Managers, Inc. $1,000 per month for office space overhead and use.

      On February 10, 1999, the Company and Aspect Resources, LLC ("Aspect Resources") entered into a Joint Development Agreement, under which Aspect Resources has agreed to pay for 100% of certain land acquisition costs the Company incurs within one of the Company's South Texas projects prior to February 10, 2001. In return for funding 100% of such costs, Aspect Resources will be initially assigned 25% of the oil and gas leasehold interests and 50% of the mineral or royalty interests which are acquired by the Company with such funds. The Company has an election to reimburse Aspect Resources for 75% of the costs it funded for the oil and gas leasehold interests within the time period specified in the Joint Development Agreement; however, in the event that the Company does not elect to reimburse Aspect Resources for 75% of such costs, the Company must subsequently assign to Aspect Resources an additional 25% interest in the leasehold interests acquired. The Company does not have the option to reimburse Aspect Resources for 75% of the costs incurred to acquire mineral or royalty interests, as opposed to leasehold interests. Alexis M. Cranberg, a director of the Company and member of the Compensation Committee, is President of Aspect Resources.

      The Company entered into a Registration Rights Agreement with General Atlantic Partners III, L.P., GAP-Brigham Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV, Ben M. Brigham, Anne
L. Brigham, Harold D. Carter, Craig M. Fleming, David T. Brigham and Jon L. Glass. Pursuant to the Registration Rights Agreement, Anne and Ben Brigham, acting together, the RIMCO entities, acting together, and the General Atlantic entities, acting together, each may separately require the Company to register securities, on one occasion, if the shares to be registered have an estimated aggregate offering price to the public of at least $3.0 million. One additional registration is allowed if any registrable securities requested to be included in a previous registration statement have not been disposed of in accordance with that previous registration. The Registration Rights Agreement also provides "piggyback" registration rights for all registrations of registrable securities for the Company or another security holder. In an underwritten offering, however, the Company may exclude all or a portion of the securities being registered pursuant to "piggyback" registration rights if the managing underwriter determines that including those securities would raise a substantial doubt about whether the proposed offering could be consummated. The Registration Rights Agreement contains customary indemnity by the Company in favor of persons selling securities in a registration governed by the Registration Rights Agreement, and by those persons in favor of the Company, relating to the information included in or omitted from the Registration Statement.



               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total return of (i) the Media General Industry Group Index No. 121, "Independent Oil & Gas" ("MG E&P Group Index") and
(ii) the Nasdaq Market Index from the first day of trading of the Common Stock, May 9, 1997, through December 31, 1998. The index for Media General Industry Group No. 121 is being used in lieu of the index for Media General Industry Group No. 353, "Oil, Natural Gas Exploration," which is no longer available. Media General Financial Services has reconfigured its industry groupings and Group 121 contains many of the companies formerly included in Group 353. The graph assumes that the value of an investment in the Common Stock and each index was $100 at May 9, 1997 and that any dividends were reinvested. Numerical values used for the quarter-end plot points in the graph are set forth in the table under the graph.


     COMPARISON OF CUMULATIVE TOTAL RETURN FOR BRIGHAM EXPLORATION COMPANY,
                   NASDAQ MARKET INDEX AND MG E&P GROUP INDEX
                                   [GRAPHIC]


                                 5/9/97  6/30/97  9/30/97 12/31/97  3/31/98  6/30/98 9/30/98 12/31/98
                                 ------  -------  ------- --------  -------  ------- ------- --------
Brigham Exploration Company      100.00   99.26   164.44   173.33   146.67   105.19   77.04    65.19
NASDAQ Market Index              100.00  114.62   133.64   125.21   146.75   150.54  135.68   176.38
MG E&P Group Index               100.00  107.12   115.62    99.18   102.64    90.71   73.41    64.65

                                   PROPOSAL 2.
                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 1999. PricewaterhouseCoopers LLP has been the Company's auditors since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

      Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of PricewaterhouseCoopers LLP as the Company's auditors for 1999. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

      The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

      It is contemplated that the Annual Meeting of Stockholders of the Company in 2000 will take place during the second week of May 2000. Stockholder proposals for inclusion in the Company's proxy materials for the Annual Meeting of Stockholders in 2000 must be received at the Company's principal executive office in Austin, Texas, addressed to the Secretary of the Company, not later than December 16, 1999.

      With respect to shareholder proposals which are not intended to be included in the Company's proxy materials, the bylaws of the Company provide that notice of any such shareholder proposal nominating persons for election to the Board of Directors of the Company must be received at the Company's principal executive office not later than 90 days prior to the annual meeting; and all other shareholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

FORM 10-K ANNUAL REPORT

      The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to Investor Relations, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730.

                                By Order of the Board of Directors


                                David T. Brigham
                                Secretary
April 14, 1999
Austin, Texas

                           BRIGHAM EXPLORATION COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1999

         The undersigned hereby appoints Ben M. Brigham and David T. Brigham, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 1:00 p.m. C.S.T. on May 13, 1999 at River Place Country Club, 4207 River Place Blvd., Austin, Texas, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES
           FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

1. ELECTION OF DIRECTORS.                                                                   NOMINEES:
   [  ] FOR all nominees listed at right           [  ]  WITHHOLD AUTHORITY to              Ben M. Brigham
        (except as indicated to the contrary)            vote for all nominees listed       Anne L. Brigham
                                                                                            Harold D. Carter
                                                                                            W. Craig Childers
                                                                                            Alexis M. Cranberg
                                                                                            Jon L. Glass
                                                                                            Stephen P. Reynolds

   INSTRUCTION:       (To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)



2. Ratification of PricewaterhouseCoopers LLP as the Company's Auditors for the fiscal year ending December 31, 1999.
   [  ]  FOR          [  ]  AGAINST                  [  ]  ABSTAIN


3. The transaction of such other Business as may properly come before the meeting or any adjournments or postponements of the meeting.


       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


       The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.


Dated:                     , 1999
       --------------------            -----------------------------------------
                                       Signature(s)*


                                       -----------------------------------------
                                       Signature if held jointly

*NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.